Exhibit 5.1

                           WEIL, GOTSHAL & MANGES LLP
                         A LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                  212-310-8000
                               (FAX) 212-310-8007


                                October 31, 2001



Franklin Resources, Inc.
One Franklin Parkway
San Mateo, California  94403

Ladies and Gentlemen:

                     We have acted as counsel to Franklin Resources, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (Registration No. 333-66958) (as amended, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of (i) $877,000,000 aggregate principal amount at maturity of the Company's Liquid Yield Option Notes (Zero Coupon - Senior) due 2031 (the "Notes") and (ii) 8,209,071 shares of common stock, par value $0.10 per share ("Common Stock"), of the Company issuable upon conversion of the Notes, plus such indeterminate number of shares of Common Stock as may become issuable in connection with a stock split, stock dividend, recapitalization or similar event (the "Conversion Shares"). The Notes were issued under an Indenture, dated May 11, 2001 (the "Indenture"), by and between the Company and The Bank of New York, as trustee. The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company.

                     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents and the due authorization, execution and delivery by the Indenture Trustee of the Indenture. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

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                     Based on the foregoing, and subject to the qualifications
stated herein, we are of the opinion that:

                     1. The Notes constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                     2. The Conversion Shares have been duly and validly authorized by the Company, and when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, assuming compliance with the terms of the Indenture by the Company, will be validly issued, fully paid and non-assessable.

                     The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.



                                     Very truly yours,

                                     /s/ Weil, Gotshal & Manges LLP